PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months
	Ended March 31,
	2009	2008
Net income	$22,051	$19,658
Net income allocable to noncontrolling interests	5,058	3,100
Interest expense	930	993

Earnings from operations available to cover fixed charges	$28,039	$23,751

Fixed charges (1)	$930	$993
Preferred stock dividends	(16,026)	12,756
Preferred partnership distributions	(6,714)	1,752

Combined fixed charges and preferred distributions	$(21,810)	$15,501

Ratio of earnings from operations to fixed charges	30.1	23.9

Ratio of earnings from operations to combined fixed charges and preferred distributions	(2)	1.5

	2008	2007	2006	2005	2004
Income from continuing operations	$70,044	$68,666	$62,937	$59,674	$46,564
Net income allocable to noncontrolling interests	15,303	13,009	16,268	16,262	24,785
Interest expense	3,952	4,130	2,575	1,330	3,054

Earnings from continuing operations available to cover fixed charges	$89,299	$85,805	$81,780	$77,266	$74,403

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020
Preferred partnership distributions	7,007	6,854	11,155	10,651	20,245

Combined fixed charges and preferred distributions	$57,589	$61,921	$61,663	$54,992	$56,319

Ratio of earnings from continuing operations to fixed charges	22.6	20.8	31.8	58.1	24.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.6	1.4	1.3	1.4	1.3

(1)	Fixed charges include interest expense.

(2)	Not meaningful as combined fixed charges and preferred stock dividends are negative.

PS BUSINESS PARKS, INC.

EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months
	Ended March 31,
	2009	2008
FFO	$67,124	$30,544
Interest expense	930	993
Net income allocable to noncontrolling interests — preferred units	(6,714)	1,752
Preferred stock dividends	(16,026)	12,756

FFO available to cover fixed charges	$45,314	$46,045

Fixed charges (1)	$930	$993
Preferred stock dividends (2)	11,196	12,756
Preferred partnership distributions (2)	1,703	1,752

Combined fixed charges and preferred distributions paid	$13,829	$15,501

Ratio of adjusted FFO to fixed charges	48.7	46.4

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.3	3.0

	2008	2007	2006	2005	2004
FFO	$131,558	$122,405	$106,235	$102,463	$97,214
Interest expense	3,952	4,130	2,575	1,330	3,054
Net income allocable to noncontrolling interests — preferred units	7,007	6,854	11,155	10,651	20,245
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020

FFO available to cover fixed charges	$189,147	$184,326	$167,898	$157,455	$153,533

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends (2)	50,858	50,937	44,553	43,011	31,154
Preferred partnership distributions (2)	7,007	6,854	9,789	10,350	17,106

Combined fixed charges and preferred distributions paid	$61,817	$61,921	$56,917	$54,691	$51,314

Ratio of adjusted FFO to fixed charges	47.9	44.6	65.2	118.4	50.3

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	3.0	2.9	2.9	3.0

(1)	Fixed charges include interest expense.

(2)	Excludes Emerging Issues Task Force Topic D-42 distributions.